Exhibit 99.1

DESCRIPTION OF XEROX HOLDINGS CORPORATION COMMON STOCK

The following is a summary of the material terms of the common stock of Xerox Holdings Corporation, a New York corporation (“Holdings”). Because it is only a summary, it may not contain all of the information that may be important to you and is qualified in its entirety by reference to the restated certificate of incorporation of Holdings and the amended and restated by-laws of Holdings. Accordingly, you should read the more detailed provisions of the restated certificate of incorporation of Holdings and the amended and restated by-laws of Holdings.

Holdings’ authorized capital stock consists of 437,500,000 shares of common stock ($1 par value), and 22,043,067 shares of preferred stock ($1 par value).

Dividend Rights and Restrictions

Holders of Holdings’ common stock are entitled to dividends as and when declared by the Holdings board of directors out of the net assets legally available therefor. All shares of common stock are entitled to participate equally in such dividends. There are no restrictions on the payment of dividends or purchase or redemption of Holdings’ common stock under Holdings’ restated certificate of incorporation or restated by-laws, provided that all dividends for past periods and the dividends for the current quarter on any outstanding preferred stock and retirement, purchase or sinking fund requirements thereon, if any, will have been paid or provided for.

Voting Rights

Each share of Holdings’ common stock is entitled to one vote per share, subject to the right of the holders of any outstanding preferred stock, if six quarterly dividends (whether or not consecutive) thereon are in default, to elect, voting as a class, two members of the Board of Directors, which right continues until the default is cured. In addition, the separate vote or consent of the holders of outstanding preferred stock is required to authorize certain corporate action.

Liquidation Rights

Holders of Holdings’ common stock are entitled to receive Holdings’ net assets, on a pro-rata basis, upon the dissolution, liquidation or winding up of Holdings, after the payment in full of all preferential amounts to which the holders of any then-outstanding shares of preferred stock shall be entitled.

Preemptive Rights

Holders of Holdings’ common stock do not possess preemptive rights or subscription rights to any additional issues of any class of the capital stock or any of Holdings’ other securities.

Liability to Further Calls or Assessments

All of Holdings’ issued and outstanding common stock is fully paid and non-assessable.

Transfer Agent

Holdings’ common stock is listed and traded on NYSE under the symbol “XRX.” The transfer agent for the common stock is Computershare Inc. c/o Xerox Corporation, P.O. Box 505000, Louisville, KY 40233, (800) 828-6396, or reachable, via email at website www.computershare.com.